Exhibit 99.1

Company Contact:

Michael J. Fitzpatrick

Chief Financial Officer

OceanFirst Financial Corp.

Tel: (732)240-4500, ext. 7506

Fax: (732)349-5070

email:Mfitzpatrick@oceanfirst.com

FOR IMMEDIATE RELEASE

OceanFirst Financial Corp.

ANNOUNCES ENHANCED QUARTERLY PROFITABILITY

AND CONTINUATION OF DIVIDEND

TOMS RIVER, NEW JERSEY, October 25, 2007…OceanFirst Financial Corp. (NASDAQ:OCFC), the holding company for OceanFirst Bank, today announced that diluted earnings per share for the quarter ended September 30, 2007 rose to $.27 from the $.02 earned the previous quarter. The earnings for the corresponding prior year period were $.42. For the nine months ended September 30, 2007 the loss per share was $.18 as compared to diluted earnings per share of $1.18 for the corresponding prior year period. The Company also announced that its Board of Directors declared a regular quarterly cash dividend of $.20 per share—covering the three month period ended September 30, 2007—to be paid on November 16, 2007, to shareholders of record on November 2, 2007.

During the second quarter, the Bank decided to discontinue operations at the Westchester County, New York office of Columbia Home Loans, LLC (“Columbia”), the Bank’s mortgage banking subsidiary. During the third quarter, the Bank determined to completely shutter all of

Columbia’s loan origination activity by discontinuing the two remaining small loan production offices. The Bank is retaining Columbia’s loan servicing portfolio. This planned shutdown was the result of the significant operating losses incurred by Columbia in the first two quarters of the year related to their origination of subprime mortgage loans. For the three and nine months ended September 30, 2007, Columbia recorded a net loss of $1.1 million and $13.6 million, respectively. Absent the closure, the Company expected Columbia to continue to incur operating losses for the foreseeable future. The elimination of Columbia’s Westchester Headquarters operation was completed just prior to September 30, 2007. The planned shutdown of the two smaller loan production offices are expected to be completed by December 31, 2007. A portion of the revenue and expenses related to the retained loan servicing portfolio are expected to continue.

Discussing the results, CEO John R. Garbarino commented on the improved profitability as compared to the previous two quarters and expressed confidence that the previous subprime lending losses at Columbia had been recognized, contained and provided for. “The Company’s strengthening profitability over the past three months demonstrates the resilience of our core banking operations after dealing with and accounting for the Columbia subprime losses.” Mr. Garbarino continued, “I am also pleased to note the turnaround and expansion of our net interest margin during the quarter and to acknowledge our forty-third consecutive quarterly cash dividend, reflective of our confidence in the future performance of the Company.”

Results of Operations

Net interest income for the three and nine months ended September 30, 2007 decreased to $12.8 million and $39.9 million, respectively, as compared to $14.5 million and $44.3 million,

respectively, in the same prior year periods, reflecting a lower net interest margin and lower levels of average interest-earning assets. The net interest margin decreased to 2.76% and 2.78%, respectively, for the three and nine months ended September 30, 2007 from 2.89% and 3.03%, respectively, in the same prior year periods. The yield on interest-earning assets increased to 6.07% for both the three and nine months ended September 30, 2007, as compared to 6.06% and 5.93%, respectively, for the same prior year periods. The cost of interest-bearing liabilities increased, however, to 3.61% and 3.59%, respectively, for the three and nine months ended September 30, 2007, as compared to 3.47% and 3.18%, respectively, in the same prior year periods. Average interest-earning assets decreased by $139.9 million and $35.5 million, respectively, for the three and nine months ended September 30, 2007, as compared to the same prior year periods, partly reflective of the discontinuance of Columbia’s mortgage banking operations.

Other income decreased to income of $4.6 million for the three months ended September 30, 2007 and a loss of $1.6 million for the nine months ended September 30, 2007, as compared to income of $6.6 million and $17.6 million, respectively, in the same prior year periods. For the three and nine months ended September 30, 2007, the Company recorded a gain of $1.2 million and a loss of $11.7 million, respectively, on the sale of loans and lower of cost or market adjustment, as compared to gains of $3.5 million and $8.5 million, respectively, in the same prior year periods. The loss for the nine months ended September 30, 2007 relates to the subprime mortgage loans originated by Columbia which were unable to be sold as planned and remained in inventory through the first quarter. Columbia was able to subsequently sell most of these loans in a bulk sale transaction during the second quarter. Included in the bulk sale were subprime loans with a stated principal balance of $42.6 million for which Columbia recognized a loss on sale, net of reserves, of $1.3 million. Additionally, included in the loss on sale of loans for the nine months ended September 30, 2007 are mark-to-market charges of $9.4 million incurred by Columbia to reduce loans held for sale to their current fair market value. There were no mark-to-market charges incurred for the three months ended September 30, 2007.

Columbia has also established a reserve for repurchased loans to account for Columbia’s obligation to repurchase loans which experienced an “early payment default,” defined as the failure by the borrower to make a payment within a designated period early in the loan term. In July 2006, Columbia renegotiated and tightened investor loan sale agreements to generally define early payment default as the failure of the borrower to make the first payment following sale of the loan. In addition to early payment defaults, Columbia must also repurchase a loan in the event of a breach of a representation or warranty or a misrepresentation during the loan origination process. The early payment defaults primarily relate to subprime mortgage loans, especially those with 100% financing relative to the value of the underlying property. In March 2007, the Company discontinued the origination of all subprime loans. The reserve for repurchased loans, which is included in other liabilities in the Company’s consolidated statement of financial condition, was $2.8 million at September 30, 2007 and outstanding loan repurchase requests totaled $618,000 at the same date. The reserve for repurchased loans is established to provide for expected losses related to outstanding loan repurchase requests and additional repurchase requests which may be received on loans previously sold to investors. For the quarter ended September 30, 2007, the Company recognized a reversal of the provision for repurchased loans of $200,000. For the nine months ended September 30, 2007 the provision for repurchased loans was $3.8 million which is included as part of the gain (loss) on sale of loans.

At September 30, 2007, the Company was holding subprime loans with a gross principal balance of $7.2 million and a carrying value, net of reserves and lower of cost or market adjustment, of $4.4 million.

Fees and service charges increased $265,000, or 9.9%, and $870,000, or 11.1%, for the three and nine months ended September 30, 2007, respectively, as compared to the same prior year period primarily related to increased fees from trust services and deposit accounts.

Operating expenses amounted to $12.6 million and $41.4 million, respectively, for the three and nine months ended September 30, 2007, as compared to $13.5 million and $40.2 million, respectively, for the corresponding prior year periods. The decrease in operating expenses for the three months ended September 30, 2007 as compared to the corresponding prior year period was due to the discontinuation of operations at Columbia and lower ESOP expense. These reductions were partly offset by the cost of new branches, higher professional fees and total severance costs at Columbia of $101,000. Additionally, occupancy expense for the three and nine months ended September 30, 2007 includes a $375,000 charge for lease termination costs at Columbia. For the nine months ended September 30, 2007 general and administrative expense includes $1.0 million relating to the write-off of the previously established goodwill on the August 2000 acquisition of Columbia.

Financial Condition

Mortgage loans held for sale decreased by $79.7 million at September 30, 2007 as compared to December 31, 2006 due to reduced loan origination volume at Columbia. Deposits decreased to $1,310.9 million at September 30, 2007 from $1,372.3 million at December 31, 2006 as the Bank moderated its pricing relating to certificates of deposit. Total Federal Home

Loan Bank borrowings decreased by $80.0 million to $384.5 million at September 30, 2007, as compared to $464.5 million at December 31, 2006 due to the lower loan balances. Additionally, during the quarter ended June 30, 2007, the Company issued $10.0 million of Trust Preferred Securities to provide additional liquidity at the holding company.

Stockholders’ equity decreased by $8.7 million to $123.6 million at September 30, 2007, as compared to $132.3 million at December 31, 2006. For the nine months ended September 30, 2007, 49,701 common shares were repurchased at a total cost of $1.1 million. All of these shares were repurchased in the first quarter of 2007. Under the 5% repurchase program authorized by the Board of Directors in July 2006, 489,062 shares remain to be purchased as of September 30, 2007. Stockholders’ equity was further reduced by the net loss and cash dividend payments.

Asset Quality

The Company’s non-performing assets totaled $9.6 million at September 30, 2007, an increase from $4.8 million at December 31, 2006. The increase was primarily due to the subprime loans now held by the Company. The September 30, 2007 amount includes $887,000 of loans repurchased by Columbia due to early payment default which were written down to market value on the date of repurchase and $3.3 million of loans previously held-for-sale which were written down to market value at March 31, 2007. For the nine months ended September 30, 2007 the Company realized a net loan charge-off of $76,000.

Conference Call

As previously announced, the Company will host an earnings conference call on Thursday, October 25, 2007 at 11:00 a.m. Eastern time. The direct dial number for the call is

(877) 407-8035. For those unable to participate in the conference call, a replay will be available. To access the replay, dial (877)660-6853, Account #286, Conference ID#257827, from one hour after the end of the call until midnight on November 1, 2007.

OceanFirst Financial Corp.’s subsidiary, OceanFirst Bank, founded in 1902, is a federally-chartered stock savings bank with $1.9 billion in assets and twenty branches located in Ocean, Monmouth and Middlesex counties, New Jersey. The Bank is the largest and oldest community-based financial institution headquartered in Ocean County, New Jersey.

OceanFirst Financial Corp.’s press releases are available at no charge by visiting us on the worldwide web at http://www.oceanfirst.com.

Forward-Looking Statements

This news release contains certain forward-looking statements which are based on certain assumptions and describe future plans, strategies and expectations of the Company. These forward-looking statements are generally identified by use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area and accounting principles and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company does not undertake – and specifically disclaims any obligation – to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(dollars in thousands, except per share amounts)

	September 30, 2007	December 31, 2006	September 30, 2006
	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$29,456	$32,204	$36,967
Investment securities available for sale	58,133	82,384	82,050
Federal Home Loan Bank of New York stock, at cost	22,040	25,346	24,634
Mortgage-backed securities available for sale	58,285	68,369	71,692
Loans receivable, net	1,678,937	1,701,425	1,714,760
Mortgage loans held for sale	3,244	82,943	62,206
Interest and dividends receivable	8,357	8,083	8,366
Real estate owned, net	433	288	288
Premises and equipment, net	17,372	18,196	17,722
Servicing asset	9,340	9,787	9,565
Bank Owned Life Insurance	38,087	37,145	36,842
Intangible Assets	23	1,114	1,195
Other assets	13,123	9,718	6,877

Total assets	$1,936,830	$2,077,002	$2,073,164

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits	$1,310,941	$1,372,328	$1,371,738
Securities sold under agreements to repurchase with retail customers	69,742	50,982	55,050
Securities sold under agreements to repurchase with the Federal Home Loan Bank	13,000	34,000	34,000
Federal Home Loan Bank advances	371,500	430,500	428,200
Other borrowings	27,500	17,500	17,500
Advances by borrowers for taxes and insurance	8,247	7,743	8,788
Other liabilities	12,329	31,629	20,878

Total liabilities	1,813,259	1,944,682	1,936,154

Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—	—
Common stock, $.01 par value, 55,000,000 shares authorized, 27,177,372 shares issued and 12,341,915, 12,262,307, and 12,349,245 shares outstanding at September 30, 2007, December 31, 2006 and September 30, 2006, respectively	272	272	272
Additional paid-in capital	203,237	201,936	201,319
Retained earnings	154,317	164,121	168,069
Accumulated other comprehensive loss	(2,704)	(470)	(869)
Less: Unallocated common stock held by Employee Stock Ownership Plan	(5,612)	(6,369)	(6,645)
Treasury stock, 14,835,457, 14,915,065 and 14,828,127 shares at September 30, 2007, December 31, 2006 and September 30, 2006, respectively	(225,939)	(227,170)	(225,136)
Common stock acquired by Deferred Compensation Plan	1,406	1,457	1,517
Deferred Compensation Plan Liability	(1,406)	(1,457)	(1,517)

Total stockholders’ equity	123,571	132,320	137,010

Total liabilities and stockholders’ equity	$1,936,830	$2,077,002	$2,073,164

OceanFirst Financial Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Interest income:
Loans	$25,945	$27,825	$79,528	$79,051
Mortgage-backed securities	688	812	2,127	2,518
Investment securities and other	1,590	1,679	5,494	5,102

Total interest income	28,223	30,316	87,149	86,671

Interest expense:
Deposits	9,326	8,939	27,778	24,040
Borrowed funds	6,066	6,918	19,431	18,343

Total interest expense	15,392	15,857	47,209	42,383

Net interest income	12,831	14,459	39,940	44,288

Provision for loan losses	75	50	525	100

Net interest income after provision for loan losses	12,756	14,409	39,415	44,188

Other income (loss):
Loan servicing income	126	136	356	408
Fees and service charges	2,942	2,677	8,724	7,854
Net gain (loss) and lower of cost or market adjustment on sales of loans and securities available for sale	1,156	3,515	(11,676)	8,474
Net income (loss) from other real estate operations	8	(60)	27	(60)
Income from Bank Owned Life Insurance	324	291	942	840
Other	6	44	41	55

Total other income (loss)	4,562	6,603	(1,586)	17,571

Operating expenses:
Compensation and employee benefits	6,755	7,497	22,227	22,752
Occupancy	1,569	1,244	4,028	3,564
Equipment	543	767	1,631	1,975
Marketing	359	531	1,046	1,230
Federal deposit insurance	168	133	444	400
Data processing	859	859	2,625	2,569
General and administrative	2,357	2,483	9,444	7,735

Total operating expenses	12,610	13,514	41,445	40,225

Income (loss) before provision (benefit) for income taxes	4,708	7,498	(3,616)	21,534
Provision (benefit) for income taxes	1,582	2,592	(1,597)	7,461

Net income (loss)	$3,126	$4,906	$(2,019)	$14,073

Basic earnings (loss) per share	$0.27	$0.43	$(0.18)	$1.22

Diluted earnings (loss) per share	$0.27	$0.42	$(0.18)	$1.18

Average basic shares outstanding	11,561	11,465	11,522	11,567

Average diluted shares outstanding	11,643	11,689	11,522	11,880

OceanFirst Financial Corp.

SELECTED CONSOLIDATED FINANCIAL DATA

(in thousands, except per share amounts)

	At September 30, 2007	At December 31, 2006	At September 30, 2006
STOCKHOLDERS’ EQUITY
Stockholders’ equity to total assets	6.38%	6.37%	6.61%
Common shares outstanding (in thousands)	12,342	12,262	12,349
Stockholders’ equity per common share	$10.01	$10.79	$11.09
Tangible stockholders’ equity per common share	10.01	10.70	11.00

ASSET QUALITY
Allowance for loan losses	$10,687	$10,238	$10,411
Nonperforming loans	9,162	4,525	3,699
Nonperforming assets	9,595	4,813	3,987
Allowance for loan losses as a percent of total loans receivable	0.63%	0.57%	0.58%
Allowance for loan losses as a percent of nonperforming loans	116.64	226.25	281.45
Nonperforming loans as a percent of total loans receivable	0.54	0.25	0.21
Nonperforming assets as a percent of total assets	0.50	0.23	0.19

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
PERFORMANCE RATIOS (ANNUALIZED)
Return on average assets	0.64%	0.94%	(0.13)%	0.92%
Return on average stockholders’ equity	10.19	14.79	(2.14)	14.00
Interest rate spread	2.46	2.59	2.48	2.75
Interest rate margin	2.76	2.89	2.78	3.03
Operating expenses to average assets	2.57	2.58	2.74	2.62
Efficiency ratio	72.50	64.16	108.06	65.03

OceanFirst Financial Corp.

SELECTED LOAN AND DEPOSIT DATA

(in thousands)

LOANS RECEIVABLE

	At September 30, 2007	At December 31, 2006
Real estate:
One- to four-family	$1,104,566	$1,231,716
Commercial real estate, multi-family and land	317,080	306,288
Construction	14,172	13,475
Consumer	209,232	190,029
Commercial	46,532	49,693

Total loans	1,691,582	1,791,201

Loans in process	(3,883)	(2,318)
Deferred origination costs, net	5,169	5,723
Allowance for loan losses	(10,687)	(10,238)

Total loans, net	1,682,181	1,784,368

Less: mortgage loans held for sale	3,244	82,943

Loans receivable, net	$1,678,937	$1,701,425

Mortgage loans serviced for others	$1,036,346	$992,658
Loan pipeline	93,793	294,646

	For the three months ended September 30,		For the nine months ended September 30,
	2007	2006	2007	2006
Loan originations	$123,677	$331,465	$570,236	$926,105
Loans sold	63,991	245,658	359,802	505,457
Net charge-offs	7	326	76	150

DEPOSITS

	At September 30, 2007	At December 31, 2006
Type of Account

Non-interest bearing	$113,488	$114,950
Interest-bearing checking	442,195	408,666
Money market deposit	86,442	105,571
Savings	193,872	200,544
Time deposits	474,944	542,597

	$1,310,941	$1,372,328

OceanFirst Financial Corp.

ANALYSIS OF NET INTEREST INCOME

	FOR THE QUARTERS ENDED SEPTEMBER 30,
	2007			2006
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earnings assets:
Interest-earning deposits and short-term investments	$17,191	$217	5.05%	$8,960	$117	5.22%
Investment securities (1)	62,836	895	5.70	83,917	1,212	5.78
FHLB stock	22,432	478	8.52	25,940	350	5.40
Mortgage-backed securities (1)	60,539	688	4.55	74,679	812	4.35
Loans receivable, net (2)	1,696,679	25,945	6.12	1,806,060	27,825	6.16

Total interest-earning assets	1,859,677	28,223	6.07	1,999,556	30,316	6.06

Non-interest-earning assets	102,284			99,144

Total assets	$1,961,961			$2,098,700

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$727,233	3,837	2.11	$703,986	3,039	1.73
Time deposits	488,688	5,489	4.49	557,093	5,900	4.24

Total	1,215,921	9,326	3.07	1,261,079	8,939	2.84
Borrowed funds	489,662	6,066	4.96	567,003	6,918	4.88

Total interest-bearing liabilities	1,705,583	15,392	3.61	1,828,082	15,857	3.47

Non-interest-bearing deposits	116,895			124,998
Non-interest-bearing liabilities	16,834			12,896

Total liabilities	1,839,312			1,965,976
Stockholders’ equity	122,649			132,724

Total liabilities and stockholders’ equity	$1,961,961			$2,098,700

Net interest income		$12,831			$14,459

Net interest rate spread (3)			2.46%			2.59%

Net interest margin (4)			2.76%			2.89%

	FOR THE NINE MONTHS ENDED SEPTEMBER 30,
	2007			2006
	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST	AVERAGE BALANCE	INTEREST	AVERAGE YIELD/ COST
	(Dollars in thousands)
Assets
Interest-earnings assets:
Interest-earning deposits and short-term investments	$11,212	$430	5.11%	$8,706	$315	4.82%
Investment securities (1)	69,980	3,661	6.98	84,480	3,880	6.12
FHLB stock	24,575	1,403	7.61	24,289	907	4.98
Mortgage-backed securities (1)	63,912	2,127	4.44	79,506	2,518	4.22
Loans receivable, net (2)	1,743,488	79,528	6.08	1,751,643	79,051	6.02

Total interest-earning assets	1,913,167	87,149	6.07	1,948,624	86,671	5.93

Non-interest-earning assets	101,345			96,516

Total assets	$2,014,512			$2,045,140

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Transaction deposits	$723,194	11,116	2.05	$717,194	8,544	1.59
Time deposits	501,697	16,662	4.43	531,557	15,496	3.89

Total	1,224,891	27,778	3.02	1,248,751	24,040	2.57
Borrowed funds	529,584	19,431	4.89	526,266	18,343	4.65

Total interest-bearing liabilities	1,754,475	47,209	3.59	1,775,017	42,383	3.18

Non-interest-bearing deposits	115,299			124,508
Non-interest-bearing liabilities	19,153			11,563

Total liabilities	1,888,927			1,911,088
Stockholders’ equity	125,585			134,052

Total liabilities and stockholders’ equity	$2,014,512			$2,045,140

Net interest income		$39,940			$44,288

Net interest rate spread (3)			2.48%			2.75%

Net interest margin (4)			2.78%			3.03%

(1)	Amounts are recorded at average amortized cost.
(2)	Amount is net of deferred loan fees, undisbursed loan funds, discounts and premiums and estimated loss allowances and includes loans held for sale and non-performing loans.
(3)	Net interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.